UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Cypress Semiconductor Corporation
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On May 15, 2017, Cypress Semiconductor Corporation (the “Company”) issued the following press release, which contains the full text of a letter sent to the Company’s stockholders on or about May 15, 2017.  The letter was also posted by the Company to www.KeepCypressMovingForward.com.

____________________________

Cypress Sets the Record Straight on T.J. Rodgers’ Misleading Allegations

Urges Stockholders to Keep Cypress Moving Forward

by Voting “FOR” All of Cypress’ Highly Qualified Director Nominees on the WHITE Proxy Card

Proxy Materials Available at www.KeepCypressMovingForward.com

SAN JOSE, Calif., May 15, 2017 – Cypress Semiconductor Corporation (“Cypress”) (NASDAQ: CY) today sent a letter to stockholders in connection with the Company’s 2017 Annual Meeting of Stockholders, which will be held on June 8, 2017 at 10:00 a.m. Pacific Daylight Time.  Stockholders of record as of April 18, 2017 will be entitled to vote at the meeting.

The letter sets the record straight on allegations made by former CEO T.J. Rodgers, who was forced to resign by the Board of Directors as CEO in April 2016 and Director in August 2016.

The letter and other materials related to the 2017 Annual Meeting can be viewed at www.KeepCypressMovingForward.com.  The website will be updated as additional information becomes available.  The Company’s proxy materials can also be viewed at www.sec.gov.

The full text of the letter follows:

May 15, 2017

Dear Fellow Stockholder,

You have heard from us over the past few weeks regarding our upcoming Annual Meeting to be held on June 8, 2017 and, in particular, about the important choice you will have between supporting Cypress’ current Board of Directors, which is driving the Company forward, or allowing T.J. Rodgers, a disgruntled former CEO who was forced to resign from Cypress last year, to regain influence by putting his two handpicked nominees on the Board.

SETTING THE RECORD STRAIGHT

Given the important decision you are facing, we want to make sure you are equipped with all of the information you need.  In addition, we believe it is important to set the record straight on several recent misleading claims made by Rodgers in his public filings.

RODGERS’ CLAIMS IN PUBLIC COMMUNICATIONS TO CYPRESS STOCKHOLDERS CONTRADICT HIS COMMENTS MADE UNDER OATH The Truth About the Night Rodgers Was Forced to Resign and His Vendetta
RODGERS’ FALSE ASSERTION
“Cypress falsely claims that Rodgers ‘declared war’ on the Company and is ‘motivated by a personal vendetta’”
THE TRUTH

On April 24, 2016, during a dinner with two independent Board members and Cypress’ outside counsel, Rodgers was asked to resign from his position as CEO.  During that dinner:

•      Rodgers got out of his chair, leaned across the table and yelled at the Independent Directors:

o     “this is war”

o     “in a matter of weeks I will be back and you will be out”

o     “you Judas”

•      When asked under oath about these events, Rodgers simply stated “I don’t recall”

•      How can Rodgers claim that this is false when, under oath, he claimed “I don’t recall”?

False assertion source: Rodgers’ press release, April 24, 2017

RODGERS IS MISCHARACTERIZING CYPRESS’ INVOLVEMENT WITH LATTICE Setting the Record Straight on Lattice
RODGERS’ FALSE ASSERTION
“Cypress engaged in a potential acquisition of Lattice on three occasions” “… [Lattice] approached Cypress as a potential ‘white knight’ in response to Canyon Bridge’s overtures earlier in 2016.”
THE TRUTH

Rodgers’ comments are misleading and are intended to exaggerate the level of interest in Lattice by Cypress, implying that Cypress has actively pursued and been involved in negotiations regarding a Lattice transaction.  Despite being approached by Lattice on multiple occasions, Cypress was not interested in a potential transaction with Lattice.  Here are the facts:

•      In early 2016, Lattice commenced a process to sell itself.  In February 2016, when Rodgers was still CEO and a

Director of Cypress, Lattice approached a number of parties, including Cypress, concerning a potential acquisition of Lattice.  As a result of Lattice’s overture, Cypress, including Rodgers, considered and then declined to pursue a transaction with Lattice

•      Throughout 2016, Lattice, as part of a process to sell itself, contacted over 15 companies to participate in an auction.  As that process concluded in September 2016, Lattice re-contacted parties that had previously declined to proceed as part of a final “market check,” including Cypress.  Cypress’ management team again declined to pursue a transaction

•      Cypress was one of over 15 parties contacted in an auction process and was never, as Rodgers falsely asserts, a “white knight”

Cypress Was Not Interested in a Potential Transaction with Lattice, and Therefore, Never Competed with Canyon Bridge for the Acquisition of Lattice
False assertions sources: Rodgers’ investor presentation, May 3, 2017 and Rodgers’ complaint, April 24, 2017, respectively

BINGHAM’S ROLE AT CANYON BRIDGE DOES NOT CREATE A CONFLICT OF INTEREST Uncovering the Real Sequence of Events Leading to Bingham Joining Canyon Bridge
RODGERS’ FALSE ASSERTION

“The Board Has Looked the Other Way on Canyon Bridge”

“Mr. Bingham also holds the position of executive chairman at Cypress. This ‘dual-hat’ employment is a structural conflict of interest, as is clearly defined by the Cypress Code of Business Conduct and Ethics”

“Mr. Benhamou has failed to follow the Code of Business Conduct and Ethics, or even to mention it, despite having responsibility as Lead Independent Director to enforce it”

THE TRUTH

Cypress has strong governance practices and well-defined conflict of interest policies at all levels of the Company, and the Cypress Board, including the Independent Directors, adheres to these policies, as evidenced by its handling of Bingham’s role at Canyon Bridge outlined in the timeline of what in fact happened:

•      February 2016: Cypress was invited to participate in Lattice’s auction sales process, evaluated a potential business combination transaction with Lattice and decided not to pursue a transaction

•      August 2016: Bingham first began discussions in connection with the forming of a private equity fund that would become Canyon Bridge

•      September 2016: Lattice’s financial advisor again reached out to Cypress, and Cypress again declined, consistent with its previous response, to pursue a Lattice transaction

•      October 2016: While Bingham believed in October that he would reach an agreement to join Canyon Bridge, he did not sign paperwork joining Canyon Bridge until December 16, 2016

•      November 3, 2016: Lattice announced that it had agreed to be acquired by Canyon Bridge

o     The press release prematurely referred to Bingham as a Founding Partner.  While he believed that he would reach an agreement to join Canyon Bridge, he did not execute agreements joining Canyon Bridge until December 2016

o     Bingham was not involved in sourcing the Lattice transaction, performing due diligence or negotiating the terms of the transaction

o     In fact, Bingham did not learn that Canyon Bridge intended to acquire Lattice until approximately one week before the transaction was announced

•      November 4, 2016: The Cypress Board assessed Bingham’s prospective role at Canyon Bridge to ensure there was no conflict of interest and confirmed that there was no corporate opportunity concern

•      The Board believed at the time and continues to believe that Canyon Bridge was not, and is not currently, a competitor to Cypress

•      December 19, 2016: Following discussions amongst Bingham and the Directors, the Board adopted a protocol to further address potential conflict of interest situations involving Directors, as several Directors are active participants in the semiconductor industry

•      December 16 to December 22, 2016: Bingham executed agreements officially joining the Canyon Bridge entities

•      Cypress’ Independent Directors, in line with their commitment to good corporate governance, continue to monitor Bingham’s relationship with Canyon Bridge

False assertion source: Rodgers’ investor presentation, May 3, 2017

RODGERS IS MISREPRESENTING THE FACTS AND BACKTRACKING ON MANAGEMENT CHANGE DECISIONS HE VOTED FOR Historical Facts About the CEO Search and Executive Chairman Role
RODGERS’ FALSE ASSERTION
“Ray Bingham blocked Hassane’s promotion from 4/16 to 8/16. Despite having voted for the succession plan, and launched an expensive CEO search”
THE TRUTH

•      The Company’s succession plan was designed for Rodgers’ eventual retirement, not his forced exit from Cypress

•      As a result of forcing the removal of Rodgers and as part of its commitment to good governance, the full Board conducted both an internal and external search for a new CEO, in order to ensure the best candidate was appointed to the role

•      El-Khoury emerged as the right choice for the position and the natural next leader for Cypress

False assertion source: Rodgers’ investor presentation, May 3, 2017

RODGERS’ FALSE ASSERTION

“In August, 2016, Mr. Bingham pushed a single, yes-or-no vote through the Board to create a new executive chairman position at Cypress – an extra layer of management that had not been needed for 35 years”

THE TRUTH

•     Rodgers strongly supported El-Khoury, but had also stated on a number of occasions that, while El-Khoury was on the CEO trajectory, he needed time

•     In his May 3, 2017 presentation, Rodgers even admits that the Executive Chairman position is necessary: “The Board, including T.J. Rodgers, voted unanimously to elect and help mentor the new CEO”

•     The Board agreed to the Executive Chairman position and the full Board, including Rodgers (but with Bingham abstaining), voted to approve Bingham’s appointment as Executive Chairman

•     Bingham did not “push through” the vote.  In any event, the vote (with Bingham abstaining) was unanimous

False assertion source: Rodgers’ investor presentation, May 3, 2017

RODGERS’ FALSE ASSERTION
Rodgers asserts that the Executive Chairman position was “to be a temporary position,” thereby implying that the Cypress Board has changed its position on the role
THE TRUTH

•     The Board has ALWAYS been clear that the position was intended to be transitional

•     The Board has disclosed that it expects that the Company will transition away from an Executive Chairman structure in the current calendar year

False assertion source: Rodgers’ investor presentation, May 3, 2017

RODGERS’ FALSE ASSERTION
“The excessive compensation was pre-approved and thus not even debated” “Mr. Benhamou, Chairman of the Compensation Committee, approved the excessive compensation”
THE TRUTH

•     Bingham’s proposed compensation was presented to the Board for debate and NOT pre-approved

•     Cypress’ Compensation Committee, working with independent consultants, made a recommendation to the entire Board and the entire Board, including Rodgers (but with Bingham abstaining), unanimously approved the recommendation

•     Why did Rodgers vote “YES” if he did not agree?

False assertions source: Rodgers’ investor presentation, May 3, 2017

WE URGE YOU TO REJECT RODGERS’ MISLEADING AND UNFOUNDED STATEMENTS AND SUPPORT YOUR CURRENT BOARD TO KEEP CYPRESS MOVING FORWARD BY VOTING THE WHITE PROXY CARD

As evidenced by the above, Rodgers is wasting your time with fallacies and STILL, neither he nor his nominees have put forth any substantive ideas to create stockholder value.  Your Board and management team are invested in continuing to drive Cypress’ turnaround and creating value for all of our stockholders.  Don’t be manipulated by a disgruntled former CEO.  Vote to protect your investment by returning the WHITE card today.

Sincerely,

W. Steve Albrecht	Eric A. Benhamou	H. Raymond Bingham
Director	Lead Independent Director	Executive Chairman

Hassane El-Khoury	Oh Chul Kwon	Wilbert van den Hoek
President, CEO and Director	Director	Director

Michael Wishart
Director

If you have any questions, or need assistance voting your WHITE proxy card, please contact:

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Telephone: (212) 297-0720

Toll-Free: (877) 285-5990

Email: cyinfo@okapipartners.com

About Cypress

Cypress is a leader in advanced embedded system solutions for the world’s most innovative automotive, industrial, home automation and appliances, consumer electronics and medical products.  Cypress’ programmable systems-on-chip, general-purpose microcontrollers, analog ICs, wireless and USB-based connectivity solutions and reliable, high-performance memories help engineers design differentiated products and get them to market first.  Cypress is committed to providing customers with support and engineering resources that enable innovators and out-of-the-box thinkers to disrupt markets and create new product categories.  To learn more, go to www.cypress.com.

Forward-Looking Statements

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We may use words such as “may,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “future,” “continue” or other wording indicating future results or expectations to identify such forward-looking statements that include, but are not limited to statements related to: our Cypress 3.0 strategy; the composition of our Board of Directors; our 2017 Annual Meeting of Stockholders; the Company’s financial and operational performance; our corporate governance policies and practices; and our plans to file certain materials with the SEC. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this press release. Our actual results may differ materially due to a variety of risks and uncertainties, including, but not limited to:  the uncertainty of litigation; our ability to execute on our Cypress 3.0 strategy; global economic and market conditions; business conditions and growth trends in the semiconductor market; our ability to compete effectively; the volatility in supply and demand conditions for our products, including but not limited to the impact of seasonality on supply and demand; our ability to develop, introduce and sell new products and technologies; potential problems relating to our manufacturing activities; the impact of acquisitions; our ability to attract and retain key personnel; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

Contacts:

For Media:

Sard Verbinnen & Co

Ron Low/John Christiansen

(415) 618-8750

cypress-svc@sardverb.com

For Investors:

Okapi Partners LLC

Bruce Goldfarb/Pat McHugh/Tony Vecchio

(877) 285-5990

info@okapipartners.com